Exhibit 10.1

Securities Purchase Agreement

This Securities Purchase Agreement (this “Agreement”), dated as of February 9, 2026, is entered into by and between SOLOWIN HOLDINGS, an exempted company incorporated under the laws of the Cayman Islands with limited liability (“Company”), and Streeterville Capital, LLC, a Utah limited liability company, its successors and/or assigns (“Investor”). Capitalized terms used but not otherwise defined herein will have the meanings set forth in Section 13.

A. Company and Investor are executing and delivering this Agreement pursuant to an effective registration statement under the Securities Act of 1933, as amended (the “1933 Act”), and the rules and regulations promulgated thereunder by the United States Securities and Exchange Commission (the “SEC”).

B. Investor desires to purchase and Company desires to issue and sell, upon the terms and conditions set forth in this Agreement: (i) one or more Pre-Paid Purchases, in form substantially similar to that attached hereto as Exhibit A (each, a “Pre-Paid Purchase”), in the aggregate purchase amount of up to $100,000,000.00, for the purchase of Class A ordinary shares, par value $0.0001 per share, of the Company (the “Class A Shares”), upon the terms and subject to the limitations and conditions set forth in such Pre-Paid Purchases; and (ii) 1,500,000 Class A Shares to be delivered to Investor within ninety (90) days after the Closing Date (as defined below) to be used as pre-delivery shares (the “Pre-Delivery Shares”).

C. This Agreement, the Pre-Paid Purchases, and all other certificates, documents, agreements, resolutions and instruments delivered to any party under or in connection with this Agreement, as the same may be amended from time to time, are collectively referred to herein as the “Transaction Documents”.

D. For purposes of this Agreement: “Purchase Shares” means all Class A Shares issuable pursuant to the Pre-Paid Purchases; and “Securities” means the Pre-Paid Purchases, the Pre-Delivery Shares, and the Purchase Shares.

NOW, THEREFORE, in consideration of the above recitals and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Company and Investor hereby agree as follows:

1. Purchase and Sale of Securities.

1.1. Securities. Company shall issue and sell to Investor and Investor shall purchase from Company the Securities. In consideration thereof, Investor shall pay the Purchase Price (as defined below) at Closing.

1.2. Form of Payment. On the Closing Date (as defined below), Investor shall pay to Company via wire transfer of immediately available funds: (i) the Initial Purchase Price (as defined below) against delivery of Pre-Paid Purchase #1 in the original principal amount of $5,415,000.00 (the “Initial Pre-Paid Purchase”), and (ii) the Pre-Paid Purchase Price (as defined below).

1.3. Closing Date. Subject to the satisfaction (or written waiver) of the conditions set forth in Section 6 and Section 7 below, the date of the issuance and sale of the Initial Pre-Paid Purchase and the sale of the Pre-Delivery Shares pursuant to this Agreement (the “Closing Date”) shall be February 9, 2026, or another mutually agreed upon date. The closing of the transactions contemplated by this Agreement (the “Closing”) shall occur on the Closing Date by means of the exchange of electronic signatures but shall be deemed for all purposes to have occurred at the offices of Hansen Black Anderson Ashcraft PLLC in Lehi, Utah.

1.4. Purchase Price. The Initial Pre-Paid Purchase carries an original issue discount of $400,000.00 (“OID”). The OID for the Initial Pre-Paid Purchase will be included in the initial principal balance of the Initial Pre-Paid Purchase. In addition, Company agrees to pay $15,000.00 to Investor to cover Investor’s legal fees, accounting costs, due diligence, monitoring and other transaction costs incurred in connection with the purchase and sale of all Pre-Paid Purchases (the “Transaction Expense Amount”). The OID and Transaction Expense Amount will be included in the initial principal balance of the Initial Pre-Paid Purchase. The “Initial Purchase Price”, therefore, shall be $5,000,000.00, computed as follows: $5,415,000.00 initial principal balance, less the OID, less the Transaction Expense Amount. In addition to the Initial Purchase Price, Investor will also pay $150.00 to Company for the Pre-Delivery Shares (the “Pre-Delivery Purchase Price”, and together with the Initial Purchase Price, the “Purchase Price”).

1.5. Additional Pre-Paid Purchases. Upon mutual consent, Investor may purchase from Company additional Pre-Paid Purchases with a purchase price of $5,000,000.00 or such other amount as the parties may determine and with terms as determined by the parties. The parties agree that any subsequent Pre-Paid Purchases will bear interest at the rate of eight percent (8%) and carry an eight percent (8%) OID. The Transaction Expense Amount will only be applied to the Initial Pre-Paid Purchase and not to any subsequent Pre-Paid Purchases. Notwithstanding anything to the contrary contained in this Agreement, unless an exemption from registration is available, (i) the aggregate principal amount of all Pre-Paid Purchases issued during any consecutive 12-month period shall not exceed $50,000,000 (the “Pre-Paid Purchase Limitation”), and (ii) the Investor shall not purchase, and Company shall not be obligated to issue, any Pre-Paid Purchase if, after giving effect to such Pre-Paid Purchase, the aggregate principal amount of all Pre-Paid Purchases issued during the 12-month period ending on the date of such issuance would exceed the Pre-Paid Purchase Limitation. For the avoidance of doubt, any Pre-Paid Purchase that has been fully converted into Class A Shares or repaid in full shall continue to be counted toward the Pre-Paid Purchase Limitation for the 12-month period following its original issuance date.

2. Investor’s Representations and Warranties. Investor represents and warrants to Company that as of the Closing Date: (i) Each of this Agreement and other Transaction Documents has been duly and validly authorized; (ii) Investor is in good standing under the laws of the jurisdiction of its organization with the requisite power and authority to enter into and to consummate the transactions contemplated by the Transaction Documents and otherwise to carry out its obligations hereunder and thereunder; (iii) each of this Agreement and other Transaction Documents to which the Investor is a party constitutes a valid and binding agreement of Investor enforceable in accordance with its terms; (iv) the execution, delivery and performance by the Investor of the Transaction Documents and the consummation by the Investor of the transactions contemplated hereby will not (A) result in a violation of the organizational documents of the Investor, (B) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which the Investor is a party or (C) result in a violation of any law, rule, regulation, order, judgment or decree (including federal and state securities laws) applicable to such Investor, except, in the case of clauses (B) and (C) above, for such conflicts, defaults, rights or violations which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of the Investor to perform its obligations hereunder and thereunder; and (v) Investor is an “accredited investor” as that term is defined in Rule 501(a) of Regulation D of the 1933 Act.

3. Company’s Representations and Warranties. Company represents and warrants to Investor that as of the Closing Date: (i) Company is an exempted company duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power to own its properties and to carry on its business as now being conducted; (ii) Company is duly qualified to do business and is in good standing in each jurisdiction where the nature of the business conducted or property owned by it makes such qualification necessary; (iii) Company has registered its Class A Shares under Section 12(b) of the Securities Exchange Act of 1934, as amended (the “1934 Act”), and is obligated to file reports pursuant to Section 13 or Section 15(d) of the 1934 Act; (iv) each of the Transaction Documents and the transactions contemplated hereby and thereby, have been duly and validly authorized by Company and all necessary actions have been taken; (v) this Agreement and all the other Transaction Documents have been or will be duly executed and delivered by Company and constitute the valid and binding obligations of Company enforceable in accordance with their terms; (vi) the execution and delivery of the Transaction Documents by Company, the issuance of the Securities in accordance with the terms hereof, and the consummation by Company of the other transactions contemplated by the Transaction Documents do not and will not conflict with or result in a breach by Company of any of the terms or provisions of, or constitute a default under (a) Company’s memorandum and articles of association, each as currently in effect, (b) any indenture, mortgage, deed of trust, or other material agreement or instrument to which Company is a party or by which it or any of its properties or assets are bound, including, without limitation, any listing agreement for the Class A Shares, or (c) any existing applicable law, rule, or regulation or any applicable decree, judgment, or order of any court, United States federal, state or foreign regulatory body, administrative agency, or other governmental body having jurisdiction over Company or any of Company’s properties or assets; except, in the case of clauses (b) and (c) above, for such conflicts, defaults or breaches which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of Company to perform its obligations hereunder and thereunder (vii) no further authorization, approval or consent of any court, governmental body, regulatory agency, self-regulatory organization, or stock exchange or market or the shareholders or any investor or lender of Company is required to be obtained by Company for the issuance of the Securities to Investor or the entering into of the Transaction Documents; (viii) none of Company’s filings with the SEC contained, at the time they were filed, any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading; (ix) Company has filed all reports, schedules, forms, statements and other documents required to be filed by Company with the SEC under the 1934 Act on a timely basis in the previous 12 months or has received a valid extension of such time of filing and has filed any such report, schedule, form, statement or other document prior to the expiration of any such extension; (x) there is no action, suit, proceeding, inquiry or investigation before or by any court, public board or body pending or, to the knowledge of Company, threatened against or affecting Company before or by any governmental authority or non-governmental department, commission, board, bureau, agency or instrumentality or any other person, wherein an unfavorable decision, ruling or finding would have a material adverse effect on Company or which would adversely affect the validity or enforceability of, or the authority or ability of Company to perform its obligations under, any of the Transaction Documents; (xi) Company has not consummated any financing transaction that has not been disclosed in a Periodic Report; (xii) Company is not, nor has it been at any time in the previous twelve (12) months, a “Shell Company,” as such type of “issuer” is described in Rule 144(i)(1) under the 1933 Act; (xiii) with respect to any commissions, placement agent or finder’s fees or similar payments that will or would become due and owing by Company to any person or entity as a result of this Agreement or the transactions contemplated hereby (“Broker Fees”), any such Broker Fees will be made in full compliance with all applicable laws and regulations and only to a person or entity that is a registered investment adviser or registered broker-dealer; (xiv) Investor shall have no obligation with respect to any Broker Fees or with respect to any claims made by or on behalf of other persons for fees of a type contemplated in this subsection that may be due in connection with the transactions contemplated hereby and Company shall (to the fullest extent permitted by applicable law) indemnify and hold harmless each of Investor, Investor’s employees, officers, directors, stockholders, members, managers, agents, and partners, and their respective affiliates, from and against all claims, losses, damages, costs (including the costs of preparation and reasonable attorneys’ fees) and expenses suffered in respect of any such claimed Broker Fees; (xv) neither Investor nor any of its officers, directors, stockholders, members, managers, employees, agents or representatives has made any representations or warranties to Company or any of its officers, directors, employees, agents or representatives except as expressly set forth in the Transaction Documents and, in making its decision to enter into the transactions contemplated by the Transaction Documents, Company is not relying on any representation, warranty, covenant or promise of Investor or its officers, directors, members, managers, employees, agents or representatives other than as set forth in the Transaction Documents; (xvi) Company acknowledges that the State of Utah has a reasonable relationship and sufficient contacts to the transactions contemplated by the Transaction Documents and any dispute that may arise related thereto such that the laws and venue of the State of Utah, as set forth more specifically in Section 14.2 below, shall be applicable to the Transaction Documents and the transactions contemplated therein; (xvii) Company acknowledges that Investor is not registered as a ‘dealer’ under the 1934 Act; (xviii) Company has performed due diligence and background research on Investor and its affiliates and has received and reviewed the due diligence sheet provided by Investor; (xix) Company agrees that each Pre-Paid Purchase issued hereunder will be deemed to be a security under the 1933 Act for all purposes and agrees not to take a contrary position in any document, statement, setting, or situation; and (xx) Company has previously filed a Periodic Report disclosing the election of being governed by home country rules, such that Nasdaq Listing Rule 5635(d) will not apply to Company, and has notified Nasdaq of its intention to be subject to home country rules in lieu of Nasdaq Listing Rule 5635(d). Company, being aware of the matters and legal issues described in subsections (xvii) and (xviii) above, acknowledges and agrees that such matters, or any similar matters, have no bearing on the transactions contemplated by the Transaction Documents and covenants and agrees it will not use any such information or legal theory as a defense to performance of its obligations under the Transaction Documents or in any attempt to avoid, modify, reduce, rescind or void such obligations.

4. Company Covenants. Until all of Company’s obligations under all of the Transaction Documents are paid and performed in full, or within the timeframes otherwise specifically set forth below, Company will at all times comply with the following covenants: (i) so long as Investor beneficially owns any of the Securities and for at least twenty (20) Trading Days thereafter, Company will remain in good standing with its Principal Market and timely file on the applicable deadline all reports required to be filed with the SEC pursuant to Sections 13 or 15(d) of the 1934 Act, and will take all reasonable action under its control to ensure that adequate current public information with respect to Company, as required in accordance with Rule 144 of the 1933 Act, is publicly available, and will not terminate its status as an issuer required to file reports under the 1934 Act even if the 1934 Act or the rules and regulations thereunder would permit such termination; (ii) when issued, the Pre-Delivery Shares and the Purchase Shares will be duly authorized, validly issued, fully paid for and non-assessable, free and clear of all liens, claims, charges and encumbrances; (iii) Company will ensure that the Class A Shares are listed or quoted for trading on NYSE, NYSE American, or Nasdaq; (iv) Company will ensure that trading in the Class A Shares will not be suspended, halted, chilled, frozen, reach zero bid or otherwise cease trading on Company’s Principal Market for a period of more than three (3) consecutive Trading Days; (v) Company will not make any Restricted Issuance (as defined below) without Investor’s prior written consent, which consent may be granted or withheld in Investor’s sole and absolute discretion; (vi) Company shall not enter into any agreement or otherwise agree to any covenant, condition, or obligation that locks up, restricts in any way or otherwise prohibits Company: (a) from entering into a variable rate transaction with Investor or any affiliate of Investor, or (b) from issuing Class A Shares, preferred shares, warrants, convertible notes, Pre-Paid Purchases, other debt securities, or any other Company securities to Investor or any affiliate of Investor; and (vii) Company will issue and deliver the Pre-Delivery Shares to Investor within ninety (90) days of the Closing Date.

For purposes hereof, the term “Restricted Issuance” means the issuance, incurrence or guaranty of any debt obligations (including any merchant cash advance, account receivable factoring or other similar agreement), other than trade payables in the ordinary course of business, or the issuance of any securities that (i) have or may have conversion rights of any kind, contingent, conditional or otherwise, in which the number of shares that may be issued pursuant to such conversion right varies with the market price of the Class A Shares; (ii) are or may become convertible into Class A Shares (including without limitation convertible debt, warrants or convertible preferred shares), with a conversion price that varies with the market price of the Class A Shares, even if such security only becomes convertible following an event of default, the passage of time, or another trigger event or condition; (iii) have a fixed conversion price, exercise price or exchange price that is subject to being reset at some future date at any time after the initial issuance of such debt or equity security (a) due to a change in the market price of Company’s Class A Shares since the date of the initial issuance or (b) upon the occurrence of specified or contingent events directly or indirectly related to the business of Company (including, without limitation, any “full ratchet” or “weighted average” anti-dilution provisions, but not including any standard anti-dilution protection for any reorganization, recapitalization, non-cash dividend, share sub-division or other similar transaction); or (iv) are issued or will be issued in connection with a Section 3(a)(9) exchange, a Section 3(a)(10) settlement, or any other similar settlement or exchange. For the avoidance of doubt, Class A Shares issued pursuant to any of the following will not be considered Restricted Issuances: (i) ATM facilities; (ii) primary offerings without variable price mechanics, including variable priced warrants that have no provision that will increase the number of warrant shares issued at closing or increase the number of shares issuable under each warrant to a ratio of more than 1:1; (iii) share issuances to non-US persons; and (iv) the issuance of Class A Shares in conjunction with acquisitions provided that such issuances do not cause a change of control or have variable price mechanisms.

5. Termination. So long as no Pre-Paid Purchases are outstanding, Company will have the right to terminate this Agreement upon five (5) days’ prior written notice to Investor.

6. Conditions to Company’s Obligation to Sell. The obligation of Company hereunder to issue and sell the Initial Pre-Paid Purchase and sell the Pre-Delivery Shares to Investor at the Closing is subject to the satisfaction, on or before the Closing Date, of each of the following conditions:

6.1. Investor shall have executed all applicable Transaction Documents and delivered the same to Company.

6.2. Investor shall have delivered the Purchase Price to Company in accordance with Section 1.2 above.

6.3. Unless an exemption from registration is available, the issuance of the applicable Pre-Paid Purchase shall not cause the aggregate principal amount of all Pre-Paid Purchases issued during the 12-month period ending on such Closing Date to exceed the Pre-Paid Purchase Limitation.

7. Conditions to Investor’s Obligation to Purchase. The obligation of Investor hereunder to purchase the Initial Pre-Paid Purchase and the Pre-Delivery Shares at the Closing is subject to the satisfaction, on or before the Closing Date, of each of the following conditions, provided that these conditions are for Investor’s sole benefit and may be waived by Investor at any time in its sole discretion:

7.1. Company shall have executed all applicable Transaction Documents and delivered the same to Investor.

7.2. Company shall have delivered to Investor a fully executed Irrevocable Letter of Instructions to Transfer Agent (the “TA Letter”) substantially in the form attached hereto as Exhibit B acknowledged and agreed to in writing by Company’s transfer agent (the “Transfer Agent”).

7.3. Company shall have delivered to Investor a fully executed Officer’s Certificate substantially in the form attached hereto as Exhibit C evidencing Company’s approval of the Transaction Documents.

7.4. Company shall have delivered to Investor a fully executed Share Issuance Resolution substantially in the form attached hereto as Exhibit D to be delivered to the Transfer Agent.

7.5. Company shall have delivered to Investor fully executed copies of all other Transaction Documents required to be executed by Company herein or therein.

7.6. Company shall have filed a Form 424B prospectus supplement to its registration statement on Form F-3 (Registration No. 333-282552) that is reasonably acceptable to Investor for the registration of all Purchase Shares that may be issuable pursuant to the Initial Pre-Paid Purchase and the Pre-Delivery Shares issuable pursuant to this Agreement, and delivered to Investor any legal opinions deemed necessary by Investor to trade the Purchase Shares and Pre-Delivery Shares under such prospectus supplement.

7.7. Unless an exemption to registration is available, the issuance of the applicable Pre-Paid Purchase shall not cause the aggregate principal amount of all Pre-Paid Purchases issued during the 12-month period ending on such Closing Date to exceed the Pre-Paid Purchase Limitation.

8. Reservation of Shares. On the date hereof, Company will reserve 6,300,000 Class A Shares from its authorized and unissued share capitals to provide for all issuances of Class A Shares under this Agreement and all Pre-Paid Purchases (the “Share Reserve”). Company further agrees to add additional Class A Shares to the Share Reserve in increments of 100,000 shares as and when requested by Investor if as of the date of any such request the number of shares being held in the Share Reserve is less than three (3) times the number of Class A Shares equal to the Pre-Paid Purchase Outstanding Balance divided by the Purchase Share Purchase Price (as defined in the Pre-Paid Purchases). Company shall further require the Transfer Agent to hold the Class A Shares reserved pursuant to the Share Reserve exclusively for the benefit of Investor and to issue such shares to Investor promptly upon Investor’s delivery of a Purchase Notice under the Pre-Paid Purchase. Finally, Company shall require the Transfer Agent to issue Class A Shares pursuant to the Pre-Paid Purchase to Investor out of its authorized and unissued share capitals, and not the Share Reserve, to the extent Class A Shares have been authorized, but not issued, and are not included in the Share Reserve. The Transfer Agent shall only issue Class A Shares out of the Share Reserve to the extent there are no other authorized shares available for issuance and then only with Investor’s written consent.

9. Most Favored Nation. So long as any Pre-Paid Purchase is outstanding, upon any issuance by Company of any debt security (including Pre-Paid Purchases issued after the Initial Pre-Paid Purchase) with any term or condition more favorable to the holder of such debt security or with a term in favor of the holder of such security that was not similarly provided to Investor in the Transaction Documents, then Company shall notify Investor of such additional or more favorable term and such term, at Investor’s option, shall become a part of the Transaction Documents for the benefit of Investor. Additionally, if Company fails to notify Investor of any such additional or more favorable term, but Investor becomes aware that Company has granted such a term to any third party, Investor may notify Company of such additional or more favorable term and such term shall become a part of the Transaction Documents retroactive to the date on which such term was granted to the applicable third party. The types of terms contained in another security that may be more favorable to the holder of such security include, but are not limited to, terms addressing floor prices, fixed purchase prices, conversion discounts, conversion lookback periods, interest rates, original issue discounts, share sale prices, warrant coverage, warrant exercise prices, and anti-dilution/conversion and exercise price resets.

10. Pre-Delivery Shares.

10.1. Investor shall not, directly or indirectly, sell, transfer, offer, exchange, assign, pledge, encumber, hypothecate or otherwise dispose of, or enter into any contract, option or other agreement with respect to any sale, transfer, offer, exchange, assignment, pledge, encumbrance, hypothecation or other disposition of (collectively, “Transfer”), any Pre-Delivery Shares, provided; however, that during the period beginning on any day in which Investor delivers a Purchase Notice to Company and ending on the date of delivery of the Purchase Shares by Company covered by such Purchase Notice (such period, the “Interim Period”), Investor may Transfer a number of Pre-Delivery Shares up to the number of Purchase Shares covered by the applicable Purchase Notice; provided further that to the extent any such Transfer is made by Investor during the Interim Period, an equal number of Purchase Shares shall be deemed to be Pre- Delivery Shares upon delivery by Company to Investor (which shall be subject to the terms and conditions hereunder applicable to Pre-Delivery Shares) such that the total number of Pre-Delivery Shares held by Investor prior to Company’s exercise of its repurchase right under Section 12.2 shall always be equal to the initial number of Pre-Delivery Shares delivered to Investor hereunder except during the Interim Period. Notwithstanding the foregoing, Company agrees that Investor may Transfer up to $500,000.00 in Pre-Delivery Shares before needing to submit a Purchase Notice.

10.2. At such time as the Pre-Paid Purchase Outstanding Balance is zero and the Facility Funding Period has ended, Company may repurchase the Pre-Delivery Shares upon a written request delivered to Investor, and within ten (10) Trading Days of such written request from Company, Investor shall deliver to Company a number of Class A Shares equal to the number of Pre-Delivery Shares (as adjusted for any share splits, share dividends, share combinations, recapitalizations or other similar transactions occurring after the date hereof) delivered to Investor hereunder, and Company will pay Investor $0.0001 for each such Pre-Delivery Share (as adjusted for any share splits, share dividends, share combinations, recapitalizations or other similar transactions occurring after the date hereof) prior to Investor’s delivery of such shares.

11. Trading Limitations.

11.1. Sales Limitation. Investor agrees that it will not sell, during any calendar week, Class A Shares in an amount exceeding fifteen percent (15%) of the total weekly dollar trading volume of the Class A Shares on all trading markets (including regular and extended trading) for such week (the “Weekly Sales Cap”). In the event Investor breaches such covenant, Company’s sole and exclusive remedy shall be the reduction of the Pre-Paid Purchase Outstanding Balance by the dollar amount that Investor’s sales of Class A Shares exceeded the Weekly Sales Cap. For the avoidance of doubt, both the Weekly Sales Cap and Company’s remedy related to such limitation shall expire thirty (30) days after the termination of the Facility Funding Period.

11.2. No Shorting. During the Facility Funding Period, neither Investor nor any of its subsidiaries, directors, officers, employees or other affiliates has or will directly or indirectly engage in any open market Short Sales (as in Regulation SHO) of Class A Shares; provided, however, that unless and until Company has affirmatively demonstrated by the use of specific evidence that Investor is engaging in open market Short Sales, Investor shall be assumed to be in compliance with the provisions of this Section 11.2 and Company shall remain fully obligated to fulfill all of its obligations under the Transaction Documents; and provided, further, that (i) Company shall under no circumstances be entitled to request or demand that Investor either (a) provide trading or other records of Investor or of any party or (b) affirmatively demonstrate that Investor or any other party has not engaged in any such Short Sales in breach of these provisions as a condition to Company’s fulfillment of its obligations under any of the Transaction Documents, (ii) Company shall not assert Investor’s or any other party’s failure to demonstrate such absence of such Short Sales or provide any trading or other records of Investor or any other party as all or part of a defense to any breach of Company’s obligations under any of the Transaction Documents, and (iii) Company shall have no setoff right with respect to any such Short Sales. For the purposes hereof, and in accordance with Regulation SHO, the sale within one (1) Trading Day of delivery of a Purchase Notice of such number of Class A Shares reasonably expected to be purchased under such Purchase Notice shall not be deemed a Short Sale.

12. FPI Representations.

12.1. OFAC Certification. Company certifies that (i) it is not acting on behalf of any person, group, entity, or nation named by any Executive Order or the United States Treasury Department, through its Office of Foreign Assets Control (“OFAC”) or otherwise, as a terrorist, “Specially Designated Nation”, “Blocked Person”, or other banned or blocked person, entity, nation, or transaction pursuant to any law, order, rule or regulation that is enforced or administered by OFAC or another department of the United States government, and (ii) Company is not engaged in this transaction on behalf of, or instigating or facilitating this transaction on behalf of, any such person, group, entity or nation.

12.2. Foreign Corrupt Practices. Neither Company, nor any of its subsidiaries, nor any director, officer, agent, employee or other person acting on behalf of Company or any subsidiary has, in the course of his actions for, or on behalf of, Company, used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended, or made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee.

12.3. Patriot Act. Company shall not (i) be or become subject at any time to any law, regulation, or list of any government agency (including, without limitation, the OFAC) that prohibits or limits Investor from making any advance or extension of credit to Company or from otherwise conducting business with Company, or (ii) fail to provide documentary and other evidence of Company’s identity as may be requested by Investor at any time to enable Investor to verify Company’s identity or to comply with any applicable law or regulation, including, without limitation, Section 326 of the USA Patriot Act of 2001, 31 U.S.C. Section 5318. Company shall comply with all requirements of law relating to money laundering, anti-terrorism, trade embargos and economic sanctions, now or hereafter in effect. Upon Investor’s request from time to time, Company shall certify in writing to Investor that Company’s representations, warranties and obligations under this Section 12.3 remain true and correct and have not been breached. Company shall immediately notify Investor in writing if any of such representations, warranties or covenants are no longer true or have been breached or if Company has a reasonable basis to believe that they may no longer be true or have been breached. In connection with such an event, Company shall comply with all requirements of law and directives of governmental authorities and, at Investor’s request, provide to Investor copies of all notices, reports and other communications exchanged with, or received from, governmental authorities relating to such an event. Company shall also reimburse Investor any expense reasonably incurred by Investor in evaluating the effect of such an event on the Pre-Paid Purchases contemplated hereby, in obtaining any necessary license from governmental authorities as may be necessary for Investor to enforce its rights under the Transaction Documents, and in complying with all requirements of law applicable to Investor as the result of the existence of such an event and for any penalties or fines imposed upon Investor as a result thereof.

12.4. Outbound Investment Status. Company represents and warrants to Investor, as of the Closing Date, that: Company is not a “covered foreign person” under 31 C.F.R. § 850.209. Furthermore, Company does not currently engage, and has no intention to engage, in any “covered activity” or “covered transaction” (as defined in 31 C.F.R. §§ 850.208 and 850.210) that would result in a “notifiable transaction” or a “prohibited transaction” (as defined in 31 C.F.R. § 850.217 and 850.224), or that would otherwise violate, or cause Investor to violate, any “Outbound Investment Law.” For purposes of this Agreement, “Outbound Investment Law” refers to any legal requirement related to the “Outbound Investment Regulations” (31 C.F.R. §§ 850.101–850.904) and Executive Order 14105.

13. Certain Definitions.

13.1. “Applicable Laws” means all applicable laws, statutes, rules, regulations, orders, executive orders, directives, policies, guidelines and codes having the force of law, whether local, national, or international, as amended from time to time, including without limitation (i) all applicable laws that relate to money laundering, terrorist financing, financial record keeping and reporting, (ii) all applicable laws that relate to anti-bribery, anti-corruption, books and records and internal controls, including the United States Foreign Corrupt Practices Act of 1977, and (iii) any sanctions laws.

13.2. “Change of Control” means the transfer (whether by tender offer, merger, share purchase, consolidation or other similar transaction), in one transaction or a series of related transactions, to a person or group of affiliated persons of Company’s securities if, after such transfer, such person or group of affiliated persons would hold more than 50% of outstanding voting securities of Company, or would otherwise have the power to control Company or to direct the operations of Company.

13.3. “Facility Funding Period” means the period beginning on the Closing Date and ending on the earliest of: (i) the date that is two (2) years from the Closing Date, (ii) the date Company has sold $100,000,000.00 in Pre-Paid Purchases hereunder; and (iii) termination of this Agreement. Notwithstanding the foregoing, in the event that a definitive agreement that contemplates a Change of Control is entered into after the Closing, the Facility Funding Period for any Pre-Paid Purchases shall automatically terminate immediately prior to the consummation of such Change of Control. Company may waive this condition, at its sole discretion. For the avoidance of doubt, the termination of the Facility Funding Period will not affect Company’s obligations with respect to Pre-Paid Purchases issued prior to the termination of the Facility Funding Period.

13.4. “Periodic Reports” shall mean Company’s (i) Annual Reports on Form 20-F, (ii) any report to be filed on Form 6-K, and (iii) all other reports required to be filed by Company with the SEC under applicable laws and regulations (including, without limitation, Regulation S-K); provided that all such Periodic Reports shall include, when filed, all information, financial statements, audit reports (when applicable) and other information required to be included in such Periodic Reports in compliance with all applicable laws and regulations.

13.5. “Pre-Paid Purchase Outstanding Balance” means the aggregate outstanding balance of all outstanding Pre-Paid Purchases.

13.6. “Principal Market” means the Nasdaq Stock Market; provided however, that in the event Company’s Class A Shares are ever listed or traded on the New York Stock Exchange, or the NYSE American, then the “Principal Market” shall mean such other market or exchange on which Company’s Class A Shares are then listed or traded.

13.7. “Purchase Notice” means a written notice in the form of Exhibit A to a Pre-Paid Purchase delivered by Investor to Company requiring Company to sell Purchase Shares to Investor.

14. Miscellaneous. The provisions set forth in this Section 14 shall apply to this Agreement, as well as all other Transaction Documents as if these terms were fully set forth therein; provided, however, that in the event there is a conflict between any provision set forth in this Section 14 and any provision in any other Transaction Document, the provision in such other Transaction Document shall govern.

14.1. Arbitration of Claims. The parties shall submit all Claims (as defined in Exhibit E) arising under this Agreement or any other Transaction Document or any other agreement between the parties and their affiliates or any Claim relating to the relationship of the parties to binding arbitration pursuant to the arbitration provisions set forth in Exhibit E attached hereto (the “Arbitration Provisions”). For the avoidance of doubt, the parties agree that the injunction described in Section 14.3 below may be pursued in an arbitration that is separate and apart from any other arbitration regarding all other Claims arising under the Transaction Documents. The parties hereby acknowledge and agree that the Arbitration Provisions are unconditionally binding on the parties hereto and are severable from all other provisions of this Agreement. By executing this Agreement, Company represents, warrants and covenants that Company has reviewed the Arbitration Provisions carefully, consulted with legal counsel about such provisions (or waived its right to do so), understands that the Arbitration Provisions are intended to allow for the expeditious and efficient resolution of any dispute hereunder, agrees to the terms and limitations set forth in the Arbitration Provisions, and that Company will not take a position contrary to the foregoing representations. Company acknowledges and agrees that Investor may rely upon the foregoing representations and covenants of Company regarding the Arbitration Provisions.

14.2. Governing Law; Venue. This Agreement shall be construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Agreement shall be governed by, the internal laws of the State of Utah, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Utah or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Utah. Each party consents to and expressly agrees that the exclusive venue for arbitration of any dispute arising out of or relating to any Transaction Document or the relationship of the parties or their affiliates shall be in Salt Lake County, Utah. Without modifying the parties’ obligations to resolve disputes hereunder pursuant to the Arbitration Provisions, for any litigation arising in connection with any of the Transaction Documents (and notwithstanding the terms (specifically including any governing law and venue terms) of any transfer agent services agreement or other agreement between the Transfer Agent and Company, such litigation specifically includes, without limitation any action between or involving Company and the Transfer Agent under the TA Letter or otherwise related to Investor in any way (specifically including, without limitation, any action where Company seeks to obtain an injunction, temporary restraining order, or otherwise prohibit the Transfer Agent from issuing Class A Shares to Investor for any reason)), each party hereto hereby (i) consents to and expressly submits to the exclusive personal jurisdiction of any state or federal court sitting in Salt Lake County, Utah, (ii) expressly submits to the exclusive venue of any such court for the purposes hereof, (iii) agrees to not bring any such action (specifically including, without limitation, any action where Company seeks to obtain an injunction, temporary restraining order, or otherwise prohibit the Transfer Agent from issuing Class A Shares to Investor for any reason) outside of any state or federal court sitting in Salt Lake County, Utah, and (iv) waives any claim of improper venue and any claim or objection that such courts are an inconvenient forum or any other claim, defense or objection to the bringing of any such proceeding in such jurisdiction or to any claim that such venue of the suit, action or proceeding is improper. Finally, Company covenants and agrees to name Investor as a party in interest in, and provide written notice to Investor in accordance with Section 14.11 below prior to bringing or filing, any action (including without limitation any filing or action against any person or entity that is not a party to this Agreement, including without limitation the Transfer Agent) that is related in any way to the Transaction Documents or any transaction contemplated herein or therein, including without limitation any action brought by Company to enjoin or prevent the issuance of any Class A Shares to Investor by the Transfer Agent, and further agrees to timely name Investor as a party to any such action. Company acknowledges that the governing law and venue provisions set forth in this Section 14.2 are material terms to induce Investor to enter into the Transaction Documents and that but for Company’s agreements set forth in this Section 14.2 Investor would not have entered into the Transaction Documents.

14.3. Specific Performance. Company acknowledges and agrees that Investor may suffer irreparable harm in the event that Company fails to perform any material provision of this Agreement or any of the other Transaction Documents in accordance with its specific terms. It is accordingly agreed that Investor shall be entitled to one or more injunctions to prevent or cure breaches of the provisions of this Agreement or such other Transaction Document and to enforce specifically the terms and provisions hereof or thereof, this being in addition to any other remedy to which Investor may be entitled under the Transaction Documents, at law or in equity. Company specifically agrees that: (i) following an Event of Default under any Pre-Paid Purchase, Investor shall have the right to seek and receive injunctive relief from a court or an arbitrator prohibiting Company from issuing any of its Class A Shares or preferred shares to any party unless the Pre-Paid Purchase Outstanding Balance is being paid in full simultaneously with such issuance; (ii) following a breach of Section 4(vi) above, Investor shall have the right to seek and receive injunctive relief from a court or arbitrator invalidating such lock-up; and (iii) if Company enters into a definitive agreement that contemplates a Fundamental Transaction (as defined in the Initial Pre-Paid Purchase), unless such agreement contains a closing condition that all outstanding Pre-Paid Purchases are repaid in full upon consummation of the transaction or Investor has provided its written consent in writing to such Fundamental Transaction, Investor shall have the right to seek and receive injunctive relief from a court or arbitrator preventing the consummation of such transaction. Company specifically acknowledges that Investor’s right to obtain specific performance constitutes bargained for leverage and that the loss of such leverage would result in irreparable harm to Investor. For the avoidance of doubt, in the event Investor seeks to obtain an injunction from a court or an arbitrator against Company or specific performance of any provision of any Transaction Document, such action shall not be a waiver of any right of Investor under any Transaction Document, at law, or in equity, including without limitation its rights to arbitrate any Claim pursuant to the terms of the Transaction Documents, nor shall Investor’s pursuit of an injunction prevent Investor, under the doctrines of claim preclusion, issues preclusion, res judicata or other similar legal doctrines, from pursuing other Claims in the future in a separate arbitration.

14.4. Cayman Proceeding. Notwithstanding anything herein or in any of the other Transaction Documents to the contrary and without limiting any other rights and remedies set forth in the Transaction Documents, each of Company and Investor agrees that: (i) Investor has the right to make an application to the court of the Cayman Islands to wind up Company pursuant to applicable Cayman Islands statutes, regulations and rules, specifically but not limited to the Cayman Islands Companies Act (as revised) (a “Cayman Proceeding”) following an Event of Default under any Pre-Paid Purchase; (ii) the Cayman Islands will be the exclusive venue for the Cayman Proceeding; (iii) the Cayman Proceeding will be governed by Cayman Islands law; and (iv) in the event Investor brings a Cayman Proceeding and the court of the Cayman Islands rules that there is a bona fide dispute between the parties with respect to the debt that needs to be resolved, then such dispute between the parties will immediately be removed to Utah for arbitration pursuant to the Arbitration Provisions.

14.5. Calculation Disputes. Notwithstanding the Arbitration Provisions, in the case of a dispute as to any determination or arithmetic calculation under the Transaction Documents, including without limitation, calculating the Outstanding Balance, Purchase Share Purchase Price, VWAP (each, as defined in the Initial Pre-Paid Purchase) or the number of Purchase Shares (each, a “Calculation”), Company or Investor (as the case may be) shall submit any disputed Calculation via email or facsimile with confirmation of receipt (i) within two (2) Trading Days after receipt of the applicable notice giving rise to such dispute to Company or Investor (as the case may be) or (ii) if no notice gave rise to such dispute, at any time after Investor learned of the circumstances giving rise to such dispute. If Investor and Company are unable to agree upon such Calculation within two (2) Trading Days of such disputed Calculation being submitted to Company or Investor (as the case may be), then Investor will promptly submit via email or facsimile the disputed Calculation to Unkar Systems Inc. (“Unkar Systems”). Investor shall cause Unkar Systems to perform the Calculation and notify Company and Investor of the results no later than ten (10) Trading Days from the time it receives such disputed Calculation. Unkar Systems’ determination of the disputed Calculation shall be binding upon all parties absent demonstrable error. Unkar Systems’ fee for performing such Calculation shall be paid by the incorrect party, or if both parties are incorrect, by the party whose Calculation is furthest from the correct Calculation as determined by Unkar Systems. In the event Company is the losing party, no extension of the Delivery Date (as defined in the Initial Pre-Paid Purchase) shall be granted and Company shall incur all effects for failing to deliver the applicable shares in a timely manner as set forth in the Transaction Documents. Notwithstanding the foregoing, Investor may, in its sole discretion, designate an independent, reputable investment bank or accounting firm other than Unkar Systems to resolve any such dispute and in such event, all references to “Unkar Systems” herein will be replaced with references to such independent, reputable investment bank or accounting firm so designated by Investor.

14.6. Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via electronic signature (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

14.7. Headings. The headings of this Agreement are for convenience of reference only and shall not form part of, or affect the interpretation of, this Agreement.

14.8. Severability. In the event that any provision of this Agreement is invalid or unenforceable under any applicable statute or rule of law, then such provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform to such statute or rule of law. Any provision hereof which may prove invalid or unenforceable under any law shall not affect the validity or enforceability of any other provision hereof.

14.9. Entire Agreement. This Agreement, together with the other Transaction Documents, contains the entire understanding of the parties with respect to the matters covered herein and therein and, except as specifically set forth herein or therein, neither Company nor Investor makes any representation, warranty, covenant or undertaking with respect to such matters. For the avoidance of doubt, all prior term sheets or other documents between Company and Investor, or any affiliate thereof, related to the transactions contemplated by the Transaction Documents (collectively, “Prior Agreements”), that may have been entered into between Company and Investor, or any affiliate thereof, are hereby null and void and deemed to be replaced in their entirety by the Transaction Documents. To the extent there is a conflict between any term set forth in any Prior Agreement and the term(s) of the Transaction Documents, the Transaction Documents shall govern.

14.10. Amendments. No provision of this Agreement may be waived or amended other than by an instrument in writing signed by both parties hereto.

14.11. Notices. Any notice required or permitted hereunder shall be given in writing (unless otherwise specified herein) and shall be deemed effectively given on the earliest of: (i) the date delivered, if delivered by personal delivery as against written receipt therefor or by email to an executive officer named below or such officer’s successor, or by facsimile (with successful transmission confirmation which is kept by sending party), (ii) the earlier of the date delivered or the third Trading Day after deposit, postage Pre-Paid, in the United States Postal Service by certified mail, or (iii) the earlier of the date delivered or the third Trading Day after mailing by express courier, with delivery costs and fees Pre-Paid, in each case, addressed to each of the other parties thereunto entitled at the following addresses (or at such other addresses as such party may designate by five (5) calendar days’ advance written notice similarly given to each of the other parties hereto):

If to Company:

SOLOWIN HOLDINGS

Attn: Ling Ngai Lok

Room 1910-1912A, Tower 3, China Hong Kong City

33 Canton Road, Tsim Sha Tsui, Kowloon

Hong Kong

If to Investor:

Streeterville Capital, LLC

Attn: John Fife

297 Auto Mall Drive #4

St. George, Utah 84770

With a copy to (which copy shall not constitute notice):

Hansen Black Anderson Ashcraft PLLC

Attn: Jonathan Hansen

3051 West Maple Loop Drive, Suite 325

Lehi, Utah 84083

14.12. Successors and Assigns. This Agreement or any of the severable rights and obligations inuring to the benefit of or to be performed by Investor hereunder may be assigned by Investor to a third party, including its affiliates, in whole or in part, without the need to obtain Company’s consent thereto. Company may not assign its rights or obligations under this Agreement or delegate its duties hereunder, whether directly or indirectly, without the prior written consent of Investor, and any such attempted assignment or delegation shall be null and void.

14.13. Survival. The representations and warranties of Company and Investor and the agreements and covenants set forth in this Agreement shall survive the Closing hereunder notwithstanding any due diligence investigation conducted by or on behalf of Investor or Company. Company and Investor each agrees (to the fullest extent permitted by applicable law) to indemnify and hold harmless the other party and all its officers, directors, employees, attorneys, and agents for loss or damage arising as a result of or related to any breach or alleged breach by the other party of any of its representations, warranties and covenants set forth in this Agreement or any of its covenants and obligations under this Agreement, including advancement of expenses as they are incurred.

14.14. Further Assurances. Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as the other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

14.15. Investor’s Rights and Remedies Cumulative. All rights, remedies, and powers conferred in this Agreement and the Transaction Documents are cumulative and not exclusive of any other rights or remedies, and shall be in addition to every other right, power, and remedy that Investor may have, whether specifically granted in this Agreement or any other Transaction Document, or existing at law, in equity, or by statute, and any and all such rights and remedies may be exercised from time to time and as often and in such order as Investor may deem expedient.

14.16. Attorneys’ Fees and Cost of Collection. In the event any suit, action or arbitration is filed by either party against the other to interpret or enforce any of the Transaction Documents, the unsuccessful party to such action agrees to pay to the prevailing party all costs and expenses, including reasonable attorneys’ fees incurred therein, including the same with respect to an appeal. The “prevailing party” shall be the party in whose favor a judgment is entered, regardless of whether judgment is entered on all claims asserted by such party and regardless of the amount of the judgment; or where, due to the assertion of counterclaims, judgments are entered in favor of and against both parties, then the arbitrator shall determine the “prevailing party” by taking into account the relative dollar amounts of the judgments or, if the judgments involve nonmonetary relief, the relative importance and value of such relief. Nothing herein shall restrict or impair an arbitrator’s or a court’s power to award fees and expenses for frivolous or bad faith pleading. If (i) any Pre-Paid Purchase is placed in the hands of an attorney for collection or enforcement prior to commencing arbitration or legal proceedings, or is collected or enforced through any arbitration or legal proceeding, or Investor otherwise takes action to collect amounts due under the Pre-Paid Purchases or to enforce the provisions of the Pre-Paid Purchases, or (ii) there occurs any bankruptcy, reorganization, receivership of Company or other proceedings affecting Company’s creditors’ rights and involving a claim under the Pre-Paid Purchases; then Company shall pay the costs incurred by Investor for such collection, enforcement or action or in connection with such bankruptcy, reorganization, receivership or other proceeding, including, without limitation, reasonable attorneys’ fees, expenses, deposition costs, and disbursements.

14.17. Waiver. No waiver of any provision of this Agreement shall be effective unless it is in the form of a writing signed by the party granting the waiver. No waiver of any provision or consent to any prohibited action shall constitute a waiver of any other provision or consent to any other prohibited action, whether or not similar. No waiver or consent shall constitute a continuing waiver or consent or commit a party to provide a waiver or consent in the future except to the extent specifically set forth in writing.

14.18. Waiver of Jury Trial. EACH PARTY TO THIS AGREEMENT IRREVOCABLY WAIVES ANY AND ALL RIGHTS SUCH PARTY MAY HAVE TO DEMAND THAT ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR IN ANY WAY RELATED TO THIS AGREEMENT, ANY OTHER TRANSACTION DOCUMENT, OR THE RELATIONSHIPS OF THE PARTIES HERETO BE TRIED BY JURY. THIS WAIVER EXTENDS TO ANY AND ALL RIGHTS TO DEMAND A TRIAL BY JURY ARISING UNDER COMMON LAW OR ANY APPLICABLE STATUTE, LAW, RULE OR REGULATION. FURTHER, EACH PARTY HERETO ACKNOWLEDGES THAT SUCH PARTY IS KNOWINGLY AND VOLUNTARILY WAIVING SUCH PARTY’S RIGHT TO DEMAND TRIAL BY JURY.

14.19. Time is of the Essence. Time is expressly made of the essence with respect to each and every provision of this Agreement and the other Transaction Documents.

14.20. Voluntary Agreement. Company has carefully read this Agreement and each of the other Transaction Documents and has asked any questions needed for Company to understand the terms, consequences and binding effect of this Agreement and each of the other Transaction Documents and fully understand them. Company has had the opportunity to seek the advice of an attorney of Company’s choosing, or has waived the right to do so, and is executing this Agreement and each of the other Transaction Documents voluntarily and without any duress or undue influence by Investor or anyone else.

[Remainder of page intentionally left blank; signature page follows]

IN WITNESS WHEREOF, the undersigned Investor and Company have caused this Agreement to be duly executed as of the date first above written.

INVESTOR:

Streeterville Capital, LLC

By:	/s/ John Fife
John Fife, President

COMPANY:

SOLOWIN HOLDINGS

By:	/s/ Ling Ngai Lok
Ling Ngai Lok, Chief Executive Officer

[Signature Page to Securities Purchase Agreement]

ATTACHED EXHIBITS:

Exhibit A	Initial Pre-Paid Purchase
Exhibit B	Irrevocable Transfer Agent Instructions
Exhibit C	Officer’s Certificate
Exhibit D	Share Issuance Resolution
Exhibit E	Arbitration Provisions

ExhibiT A

PRE-PAID PURCHASE #1

February 9, 2026	U.S. $5,415,000.00

FOR VALUE RECEIVED, SOLOWIN HOLDINGS, an exempted company incorporated under the laws of the Cayman Islands with limited liability (“Company”), promises to pay to Streeterville Capital, LLC, a Utah limited liability company, or its successors or assigns (“Investor”), $5,415,000.00 and any interest, fees, charges, and late fees accrued hereunder in accordance with the terms set forth herein and to pay interest on the Outstanding Balance at the rate of eight percent (8%) per annum simple interest from the Purchase Price Date until the same is paid in full. All interest calculations hereunder shall be computed on the basis of a 360-day year comprised of twelve (12) thirty (30) day months and shall be payable in accordance with the terms of this Pre-Paid Purchase #1 (this “Pre-Paid Purchase”), which is issued and made effective as of the date set forth above (the “Effective Date”). This Pre-Paid Purchase is issued pursuant to that certain Securities Purchase Agreement dated February 9, 2026, as the same may be amended from time to time, by and between Company and Investor (the “Purchase Agreement”). Certain capitalized terms used herein are defined in Attachment 1 attached hereto and incorporated herein by this reference.

This Pre-Paid Purchase carries an original issue discount of $400,000.00 (“OID”). In addition, Company agrees to pay $15,000.00 to Investor to cover Investor’s legal fees, accounting costs, due diligence, monitoring and other transaction costs incurred in connection with the purchase and sale of this Pre-Paid Purchase (the “Transaction Expense Amount”). The OID and the Transaction Expense Amount are included in the initial principal balance of this Pre-Paid Purchase and are deemed to be fully earned and non-refundable as of the Purchase Price Date. The purchase price for this Pre-Paid Purchase shall be payable as set forth in the Purchase Agreement.

1. Payment Terms.

1.1. Payment. All payments owing hereunder shall be in lawful money of the United States of America, as provided for herein, and delivered to Investor at the address or bank account furnished to Company for that purpose. All payments shall be applied first to (a) costs of collection, if any, then to (b) fees and charges, if any, then to (c) accrued and unpaid interest, and thereafter, to (d) principal.

1.2. Stub Amortization Payment. On or before May 15, 2026 (the “Stub Payment Date”), Company may make a payment of $375,000.00 (the “Stub Payment Amount”) to Investor. In the event Investor does not receive the Stub Payment Amount by the Stub Payment Date, then Investor may, at its election, in whole or in part, at any time or from time to time thereafter so long as there is an Outstanding Balance, submit one or more Purchase Notices (as defined below) in an aggregate amount up to the Stub Payment Amount, and the applicable Purchase Shares (as defined below) will be delivered in accordance with Section 3.2(a) below.

1.3. Amortization Payments. On or before June 1, 2026, and on the first day of each calendar month thereafter so long as there is an Outstanding Balance under this Pre-Paid Purchase (each of June 1, 2026 and the first day of each calendar month thereafter, an “Amortization Date”), Company may make a monthly cash payment of $750,000.00 (the “Monthly Cash Payment Amount”). So long as Investor receives the Monthly Cash Payment Amount on or before the applicable Amortization Date (each instance, an “Amortization Payment”), then Investor may not submit any Purchase Notices for such calendar month. Notwithstanding the foregoing, if at any time Company has repaid in cash more than fifty percent (50%) of the Initial Purchase Price (i.e., $2,500,000.00) through Amortization Payments, then all subsequent Amortization Payments shall be subject to a payment fee of twenty-five percent (25%).

1.4. Prepayment. Notwithstanding the foregoing, with five (5) Trading Days’ prior written notice Company may prepay all of the Outstanding Balance (less such portion of the Outstanding Balance for which Company has received a Purchase Notice from Investor where the applicable Purchase Shares have not yet been delivered). For the avoidance of doubt, during the five (5) Trading Day prepayment notice period, Investor shall retain the right to submit Purchase Notices, if applicable. If Company exercises its right to prepay all of the Outstanding Balance, Company shall make payment to Investor of an amount in cash equal to one hundred ten percent (110%) multiplied by the Outstanding Balance. Company will lose the right to prepay this Pre-Paid Purchase if Company elects to prepay this Pre-Paid Purchase and fails to do so on the date set forth in the prepayment notice sent to Investor.

1.5. Maturity Date. Any remaining Outstanding Balance will be due and payable in cash on the date that is one (1) year from the Purchase Price Date.

2. Security. This Pre-Paid Purchase is unsecured.

3. Investor Purchases; Closings.

3.1. Purchases; Purchase Mechanics. Upon the terms and subject to the conditions of this Pre-Paid Purchase, Investor, if it does not receive the Monthly Cash Payment Amount by any applicable Amortization Date (each such instance, a “Failed Amortization Payment”), shall have the right, in whole or in part, exercisable in its sole discretion, to purchase from Company, and Company shall issue and sell to Investor, Purchase Shares by the delivery to Company of Purchase Notices as provided herein.

(a) Purchase Notice. At any time during any calendar month with a Failed Amortization Payment, Investor may, by providing written notice to Company in the form set forth on Exhibit A attached hereto (each, a “Purchase Notice”), require Company to issue and sell Purchase Shares to Investor, in accordance with the following provisions:

(i) Investor shall, in each Purchase Notice, indicate the portion of the Outstanding Balance that Investor elects to apply to the purchase of Purchase Shares pursuant to this Pre-Paid Purchase (each, a “Purchase”, and such amount, the “Purchase Amount”), provided, that, the aggregate Purchase Amount of all Purchase Notices shall not exceed the higher of (i) the Monthly Cash Payment Amount, or (ii) ten percent (10%) of the aggregate dollar trading volume of Company’s Class A Shares on all trading markets for the immediately preceding calendar month, and provided further, that the Purchase Amount shall not exceed the Outstanding Balance, or result in Investor exceeding the limitation set forth in Section 3.1(b).

(ii) Each Purchase Notice shall be delivered to Company in accordance with the notice provisions set forth in the Purchase Agreement.

(iii) Each Purchase Notice shall set forth the Purchase Amount, the Purchase Share Purchase Price, the number of Purchase Shares to be issued by Company and purchased by Investor, and the remaining Outstanding Balance following the Closing (as defined below) of the Purchase.

(iv) Any Purchase Shares issued hereunder must be issued free trading to Investor pursuant to: (1) an effective registration statement; or (2) an applicable exemption from registration (e.g., Rule 144).

(b) Ownership Limitation. Notwithstanding anything to the contrary contained in this Pre-Paid Purchase or the other Transaction Documents (as defined in the Purchase Agreement), Company shall not effect any issuance of Purchase Shares pursuant to this Pre-Paid Purchase to the extent that after giving effect to such issuance would cause Investor (together with its affiliates) to beneficially own a number of Class A Shares exceeding 9.99% of the number of Class A Shares outstanding on such date (including for such purpose the Class A Shares issuable upon such issuance) (the “Maximum Percentage”). For purposes of this section, beneficial ownership of Class A Shares will be determined pursuant to Section 13(d) of the 1934 Act (as defined in the Purchase Agreement). The Maximum Percentage is enforceable, unconditional and non-waivable and shall apply to all affiliates and assigns of Investor.

3.2. Closings. The closing of each purchase and sale of Purchase Shares (each, a “Closing”) shall take place in accordance with the procedures set forth below:

(a) Promptly after receipt of a Purchase Notice with respect to each Purchase (and, in any event, not later than two (2) Trading Days after such receipt), Company will allot and issue the relevant number of Purchase Shares and will, or will cause its transfer agent to, electronically transfer such number of Purchase Shares to be purchased by Investor (as set forth in the Purchase Notice) by crediting Investor’s account or its designee’s account at DTC through its DWAC system or by such other means of delivery as may be mutually agreed upon by the parties hereto, and transmit notification to Investor that such share allotment, issue and transfer has been requested. Promptly upon receipt of such notification, Investor shall pay to Company the aggregate purchase price for the Purchase Shares (as set forth in the Purchase Notice) by offsetting the Purchase Amount against an equal amount outstanding under this Pre-Paid Purchase (first towards accrued and unpaid interest, if any, and then towards outstanding principal as shown in such Purchase Notice). No fractional shares shall be issued, and any fractional amounts shall be rounded to the nearest whole number of shares. To facilitate the transfer of the Purchase Shares by Investor, the Purchase Shares will not bear any restrictive legends so long as there is an effective registration statement or an available exemption from registration for the resale of such Purchase Shares (it being understood and agreed by Investor that notwithstanding the lack of restrictive legends, Investor may only sell such Purchase Shares in compliance with the requirements of the Securities Act (including any applicable prospectus delivery requirements)).

(b) In connection with each Closing, each of Company and Investor shall deliver to the other all documents, instruments and writings expressly required to be delivered by either of them pursuant to this Pre-Paid Purchase in order to implement and effect the transactions contemplated herein.

4. Trigger Events; Defaults; Remedies.

4.1. Trigger Events. The following are trigger events under this Pre-Paid Purchase (each, a “Trigger Event”): (a) Company fails to pay any principal, interest, fees, charges, or any other amount when due and payable hereunder; (b) a receiver, trustee or other similar official shall be appointed over Company or a material part of its assets and such appointment shall remain uncontested for twenty (20) days or shall not be dismissed or discharged within sixty (60) days; (c) Company becomes insolvent or generally fails to pay, or admits in writing its inability to pay, its debts as they become due, subject to applicable grace periods, if any; (d) Company makes a general assignment for the benefit of creditors; (e) Company files a petition for relief under any bankruptcy, insolvency or similar law (domestic or foreign); (f) an involuntary bankruptcy proceeding is commenced or filed against Company; (g) Company fails to observe or perform any covenant set forth in Section 4 of the Purchase Agreement; (h) the occurrence of a Fundamental Transaction without Investor’s prior written consent; (i) Company fails to timely establish and maintain the Share Reserve (as defined in the Purchase Agreement); (j) Company fails to deliver any Purchase Shares for any reason in accordance with the terms hereof; (k) any money judgment, writ or similar process is entered or filed against Company or any subsidiary of Company or any of its property or other assets for more than $500,000.00, and shall remain unvacated, unbonded or unstayed for a period of twenty (20) calendar days unless otherwise consented to by Investor; (l) Company fails to be DWAC Eligible; (m) Company or any subsidiary of Company, breaches any covenant or other term or condition contained in any Other Agreement in any material respect; (n) Company defaults or otherwise fails to observe or perform any covenant, obligation, condition or agreement of Company contained herein or in any other Transaction Document (as defined in the Purchase Agreement) in any material respect, other than those specifically set forth in this Section 4.1 or Section 4 of the Purchase Agreement; (o) any representation, warranty or other statement made or furnished by or on behalf of Company to Investor herein, in any Transaction Document, or otherwise in connection with the issuance of this Pre-Paid Purchase is false, incorrect, incomplete or misleading in any material respect when made or furnished; (p) at any time prior to the six (6) month anniversary of the Purchase Price Date, Company’s shelf registration statement on Form F-3 (File No. 333-282552) or the Rule 424(b) prospectus filed by Company to register the Purchase Shares and the Pre-Delivery Shares (as defined in the Purchase Agreement) is suspended, halted, declared ineffective or otherwise unavailable for Investor to sell Purchase Shares or Pre-Delivery Shares; (q) a non-management supported preliminary proxy is filed against Company; and (q) Company or any subsidiary of Company, breaches any material covenant or other material term or condition contained in any Other Agreements.

4.2. Trigger Event Remedies. At any time following the occurrence of any Trigger Event, Investor may, at its option, increase the Outstanding Balance by applying the Trigger Effect (subject to the limitation set forth below).

4.3. Defaults. At any time following the occurrence of a Trigger Event, Investor may, at its option, send written notice to Company demanding that Company cure the Trigger Event within ten (10) days of receipt of such notice. If Company fails to cure the Trigger Event within the required ten (10) day cure period, the Trigger Event will automatically become an event of default hereunder (an “Event of Default”).

4.4. Default Remedies. At any time and from time to time following the occurrence of any Event of Default, Investor may accelerate this Pre-Paid Purchase by written notice to Company, with the Outstanding Balance becoming immediately due and payable in cash at the Mandatory Default Amount. Notwithstanding the foregoing, upon the occurrence of any Event of Default described in clauses (b) – (f) of Section 4.1, an Event of Default will be deemed to have occurred and the Outstanding Balance as of the date of the occurrence of such Event of Default shall become immediately and automatically due and payable in cash at the Mandatory Default Amount, without any written notice required by Investor for the Trigger Event to become an Event of Default. At any time following the occurrence of any Event of Default, upon written notice given by Investor to Company, interest shall accrue on the Outstanding Balance beginning on the date the applicable Event of Default occurred at an interest rate equal to the lesser of eighteen percent (18%) per annum or the maximum rate permitted under applicable law (“Default Interest”). Notwithstanding the foregoing, and for the avoidance of doubt, Investor may continue making Purchases pursuant to Section 3 at any time following an Event of Default until such time as the Outstanding Balance is paid in full. In connection with acceleration described herein, Investor need not provide, and Company hereby waives, any presentment, demand, protest or other notice of any kind, and Investor may immediately and without expiration of any grace period enforce any and all of its rights and remedies hereunder and all other remedies available to it under applicable law. Such acceleration may be rescinded and annulled by Investor at any time prior to payment hereunder and Investor shall have all rights as a holder of the Pre-Paid Purchase until such time as this Pre-Paid Purchase is paid in full. No such rescission or annulment shall affect any subsequent Event of Default or impair any right consequent thereon. Nothing herein shall limit Investor’s right to pursue any other remedies available to it at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to Company’s failure to timely deliver Purchase Shares pursuant to a Purchase as required pursuant to the terms hereof.

5. Unconditional Obligation; No Offset. Company acknowledges that this Pre-Paid Purchase is an unconditional, valid, binding and enforceable obligation of Company not subject to offset, deduction or counterclaim of any kind. Company hereby waives any rights of offset it now has or may have hereafter against Investor, its successors and assigns, and agrees to make the payments or Purchases called for herein in accordance with the terms of this Pre-Paid Purchase.

6. Waiver. No waiver of any provision of this Pre-Paid Purchase shall be effective unless it is in the form of a writing signed by the party granting the waiver. No waiver of any provision or consent to any prohibited action shall constitute a waiver of any other provision or consent to any other prohibited action, whether or not similar. No waiver or consent shall constitute a continuing waiver or consent or commit a party to provide a waiver or consent in the future except to the extent specifically set forth in writing.

7. Opinion of Counsel. In the event that an opinion of counsel is needed for Purchases under this Pre-Paid Purchase, Investor has the right to have any such opinion provided by its counsel.

8. Governing Law; Venue. This Pre-Paid Purchase shall be construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Pre-Paid Purchase shall be governed by, the internal laws of the State of Utah, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Utah or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Utah. The provisions set forth in the Purchase Agreement to determine the proper venue for any disputes are incorporated herein by this reference.

9. Arbitration of Disputes. By its issuance or acceptance of this Pre-Paid Purchase, each party agrees to be bound by the Arbitration Provisions (as defined in the Purchase Agreement) set forth as an exhibit to the Purchase Agreement.

10. Cancellation. After repayment of the entire Outstanding Balance, this Pre-Paid Purchase shall be deemed paid in full, shall automatically be deemed canceled, and shall not be reissued.

11. Amendments. The prior written consent of both parties hereto shall be required for any change or amendment to this Pre-Paid Purchase.

12. Assignments. Company may not assign this Pre-Paid Purchase without the prior written consent of Investor. This Pre-Paid Purchase and any Purchase Shares issued upon Purchase of this Pre-Paid Purchase may be offered, sold, assigned or transferred by Investor without the consent of Company.

13. Notices. Whenever notice is required to be given under this Pre-Paid Purchase, unless otherwise provided herein, such notice shall be given in accordance with the subsection of the Purchase Agreement titled “Notices.”

14. Liquidated Damages. Investor and Company agree that in the event Company fails to comply with any of the terms or provisions of this Pre-Paid Purchase, Investor’s damages would be uncertain and difficult (if not impossible) to accurately estimate because of the parties’ inability to predict future interest rates, future share prices, future trading volumes and other relevant factors. Accordingly, Investor and Company agree that any fees, balance adjustments, Default Interest or other charges assessed under this Pre-Paid Purchase are not penalties but instead are intended by the parties to be, and shall be deemed, liquidated damages (under Investor’s and Company’s expectations that any such liquidated damages will tack back to the Purchase Price Date for purposes of determining the holding period under Rule 144).

15. Severability. If any part of this Pre-Paid Purchase is construed to be in violation of any law, such part shall be modified to achieve the objective of Company and Investor to the fullest extent permitted by law and the balance of this Pre-Paid Purchase shall remain in full force and effect.

[Remainder of page intentionally left blank; signature page follows]

IN WITNESS WHEREOF, Company has caused this Pre-Paid Purchase to be duly executed as of the Effective Date.

COMPANY:

SOLOWIN HOLDINGS

By:	/s/ Ling Ngai Lok
Ling Ngai Lok, Chief Executive Officer

ACKNOWLEDGED, ACCEPTED AND AGREED:

INVESTOR:

Streeterville Capital, LLC

By:	/s/ John Fife
John Fife, President

ATTACHMENT 1

DEFINITIONS

For purposes of this Pre-Paid Purchase, the following terms shall have the following meanings:

A1. “Class A Shares” means Company’s Class A ordinary shares, par value $0.0001 per share.

A2. “Closing Trade Price” means, with respect to the Class A Shares, the last reported closing bid price on the Principal Market (as defined in the Purchase Agreement) on any particular measurement date.

A3. “DTC” means the Depository Trust Company or any successor thereto.

A4. “DTC/FAST Program” means the DTC’s Fast Automated Securities Transfer program.

A5. “DWAC” means the DTC’s Deposit/Withdrawal at Custodian system.

A6. “DWAC Eligible” means that (a) Company’s Class A Shares are eligible at DTC for full services pursuant to DTC’s operational arrangements, including without limitation transfer through DTC’s DWAC system; (b) Company has been approved (without revocation) by DTC’s underwriting department; (c) Company’s transfer agent is approved as an agent in the DTC/FAST Program; (d) the Purchase Shares are otherwise eligible for delivery via DWAC; and (e) Company’s transfer agent does not have a policy prohibiting or limiting delivery of the Purchase Shares via DWAC.

A7. “Fundamental Transaction” means that (a) (i) Company or any of its subsidiaries shall, directly or indirectly, in one or more related transactions, consolidate or merge with or into (whether or not Company or any of its subsidiaries is the surviving company or corporation) any other person or entity (excluding any such transactions for the purpose of change of Company’s incorporation jurisdiction to the British Virgin Islands); provided, however, that any consolidation or merger involving a subsidiary that does not represent, individually or in the aggregate, ten percent (10%) or more of the consolidated total assets, consolidated revenues, or consolidated net income of the Company and its subsidiaries, in each case as determined in accordance with United States generally accepted accounting principles, shall not constitute a Fundamental Transaction, (ii) Company or any of its subsidiaries shall, directly or indirectly, in one or more related transactions, sell, lease, license, assign, transfer, convey or otherwise dispose of 25% or more of Company and its subsidiaries consolidated properties or assets to any other person or entity, (iii) Company or any of its subsidiaries shall, directly or indirectly, in one or more related transactions, allow any other person or entity to make a purchase, tender or exchange offer that is accepted by the holders of more than 50% of the outstanding voting shares of the Company (not including any voting shares of the Company held by the person or persons making or party to, or associated or affiliated with the persons or entities making or party to, such purchase, tender or exchange offer), (iv) Company or any of its subsidiaries shall, directly or indirectly, in one or more related transactions, consummate a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with any other person or entity whereby such other person or entity acquires more than 50% of the outstanding voting shares of the Company (not including any voting shares of the Company held by the other persons or entities making or party to, or associated or affiliated with the other persons or entities making or party to, such stock or share purchase agreement or other business combination), (v) Company or any of its subsidiaries shall, directly or indirectly, in one or more related transactions, reorganize, recapitalize or reclassify the Class A Shares, Class B ordinary shares or preferred shared, other than an increase in the number of authorized Class A Shares, (vi) Company transfers any material asset to any Subsidiary, affiliate, person or entity under common ownership or control with Company, or (vii) Company pays or makes any monetary or non-monetary dividend or distribution to its shareholders; or (b) any “person” or “group” (as these terms are used for purposes of Sections 13(d) and 14(d) of the 1934 Act and the rules and regulations promulgated thereunder) is or shall become the “beneficial owner” (as defined in Rule 13d-3 under the 1934 Act), directly or indirectly, of more than 50% of the aggregate ordinary voting power represented by issued and outstanding voting shares of Company. For the avoidance of doubt, Company or any of its subsidiaries entering into a definitive agreement that contemplates a Fundamental Transaction will be deemed to be a Fundamental Transaction unless such agreement contains a closing condition that this Pre-Paid Purchase is repaid in full upon consummation of the transaction.

A8. “Mandatory Default Amount” means the Outstanding Balance following the application of the Trigger Effect.

A9. “Other Agreements” means, collectively, (a) all existing and future agreements and instruments between, among or by Company (or an affiliate), on the one hand, and Investor (or an affiliate), on the other hand, and (b) any financing agreement or a material agreement that affects Company’s ongoing business operations.

A10. “Outstanding Balance” means as of any date of determination, the initial principal amount, as reduced or increased, as the case may be, pursuant to the terms hereof for payment, Purchases, offset, or otherwise, accrued but unpaid interest, fees, collection and enforcements costs (including attorneys’ fees) incurred by Investor, transfer, stamp, issuance and similar taxes and fees related to Purchases, and any other fees or charges incurred under this Pre-Paid Purchase.

A11. “Purchase Notice Date” means the date the applicable Purchase Notice is delivered by Investor to Company.

A12. “Purchase Price Date” means the date the Purchase Price is delivered by Investor to Company.

A13. “Purchase Shares” Class A Shares purchased pursuant to this Pre-Paid Purchase.

A14. “Purchase Share Purchase Price” means 85% multiplied by the lower of (i) the Closing Trade Price on the Trading Day immediately preceding the Purchase Notice Date, and (ii) the average of the daily VWAPs during the ten (10) Trading Day period preceding the Purchase Notice Date.

A15. “Trading Day” means any day on which Company’s Principal Market is open for trading.

A16. “Trigger Effect” means multiplying the Outstanding Balance as of the date the applicable Trigger Event occurred by ten percent (10%) for each occurrence of a Trigger Event, provided, however, that the Trigger Effect may only be applied up to three (3) times.

A17. “VWAP” means the volume weighted average price of the Class A Shares on the principal market for a particular Trading Day or set of Trading Days, as the case may be, as reported by Bloomberg.

[Remainder of page intentionally left blank]

EXHIBIT A

PURCHASE NOTICE

On behalf of Streeterville Capital, LLC (“Investor”), the undersigned hereby certifies, with respect to the purchase of Class A Shares of SOLOWIN HOLDINGS (“Company”) issuable in connection with this Purchase Notice, delivered pursuant to that certain Pre-Paid Purchase #1 dated as of February 9, 2026 (as amended and supplemented from time to time), as follows:

A.	Purchase Notice Date: ____________
B.	Purchase Amount: ____________
C.	Purchase Share Purchase Price: ____________
D.	Number of Purchase Shares Due to Investor: ____________________
E.	Outstanding Balance of Pre-Paid Purchase #1 Following Purchase: ____________

Please transfer the Purchase Shares electronically (via DWAC) to the following account:

Broker: _______________________________	Address:
DTC#: _______________________________
Account #: ____________________________
Account Name: _________________________

Investor:

Streeterville Capital, LLC

By:
John Fife, President

Exhibit B

(omitted)

Exhibit C

(omitted)

Exhibit D

(omitted)

Exhibit E

ARBITRATION PROVISIONS

1. Dispute Resolution. For purposes of these arbitration provisions (the “Arbitration Provisions”), the term “Claims” means any disputes, claims, demands, causes of action, requests for injunctive relief, requests for specific performance, liabilities, damages, losses, or controversies whatsoever arising from, related to, or connected with the transactions contemplated in the Transaction Documents and any communications between the parties related thereto, including without limitation any claims of mutual mistake, mistake, fraud, misrepresentation, failure of formation, failure of consideration, promissory estoppel, unconscionability, failure of condition precedent, rescission, and any statutory claims, tort claims, contract claims, or claims to void, invalidate or terminate the Agreement (or these Arbitration Provisions (defined below)) or any of the other Transaction Documents. For the avoidance of doubt, Investor’s pursuit of an injunction or other Claim pursuant to these Arbitration Provisions or with a court will not later prevent Investor under the doctrines of claim preclusion, issue preclusion, res judicata or other similar legal doctrines from pursuing other Claims in a separate arbitration in the future. The parties to the Agreement (the “parties”) hereby agree that the Claims may be arbitrated in one or more arbitrations pursuant to these Arbitration Provisions (one for an injunction or injunctions and a separate one for all other Claims). The term “Claims” specifically excludes a dispute over Calculations. The parties to the Agreement hereby agree that these Arbitration Provisions are binding on each of them. As a result, any attempt to rescind the Agreement (or these Arbitration Provisions) or any other Transaction Document) or declare the Agreement (or these Arbitration Provisions) or any other Transaction Document invalid or unenforceable pursuant to Section 29 of the 1934 Act or for any other reason is subject to these Arbitration Provisions. Any capitalized term not defined in these Arbitration Provisions shall have the meaning set forth in the Agreement.

2. Arbitration. Except as otherwise provided herein, all Claims must be submitted to arbitration (“Arbitration”) to be conducted exclusively in Salt Lake County, Utah and pursuant to the terms set forth in these Arbitration Provisions. Subject to the arbitration appeal right provided for in Paragraph 5 below (the “Appeal Right”), the parties agree that the award of the arbitrator rendered pursuant to Paragraph 4 below (the “Arbitration Award”) shall be (a) final and binding upon the parties, (b) the sole and exclusive remedy between them regarding any Claims, counterclaims, issues, or accountings presented or pleaded to the arbitrator, and (c) promptly payable in United States dollars free of any tax, deduction or offset (with respect to monetary awards). Subject to the Appeal Right, any costs or fees, including without limitation reasonable attorneys’ fees, incurred in connection with or incident to enforcing the Arbitration Award shall, to the maximum extent permitted by law, be charged against the party resisting such enforcement. The Arbitration Award shall include default interest (as defined or otherwise provided for in the Pre-Paid Purchase, “Default Interest”) (with respect to monetary awards) at the rate specified in the Pre-Paid Purchase for Default Interest both before and after the Arbitration Award. Judgment upon the Arbitration Award will be entered and enforced by any state or federal court sitting in Salt Lake County, Utah. Notwithstanding anything to the contrary herein, Investor may elect in its sole discretion to pursue the injunctive relief set forth in Section 14.3 of the Agreement in a court of competent jurisdiction without regard to these Arbitration Provisions.

3. The Arbitration Act. The parties hereby incorporate herein the provisions and procedures set forth in the Utah Uniform Arbitration Act, U.C.A. § 78B-11-101 et seq. (as amended or superseded from time to time, the “Arbitration Act”). Notwithstanding the foregoing, pursuant to, and to the maximum extent permitted by, Section 105 of the Arbitration Act, in the event of conflict or variation between the terms of these Arbitration Provisions and the provisions of the Arbitration Act, the terms of these Arbitration Provisions shall control and the parties hereby waive or otherwise agree to vary the effect of all requirements of the Arbitration Act that may conflict with or vary from these Arbitration Provisions.

4. Arbitration Proceedings. Arbitration between the parties will be subject to the following:

4.1 Initiation of Arbitration. Pursuant to Section 110 of the Arbitration Act, the parties agree that a party may initiate Arbitration by giving written notice to the other party (“Arbitration Notice”) in the same manner that notice is permitted under Section 14.11 of the Agreement (the “Notice Provision”); provided, however, that the Arbitration Notice may not be given by email or fax. Arbitration will be deemed initiated as of the date that the Arbitration Notice is deemed delivered to such other party under the Notice Provision (the “Service Date”). After the Service Date, information may be delivered, and notices may be given, by email or fax pursuant to the Notice Provision or any other method permitted thereunder. The Arbitration Notice must describe the nature of the controversy, the remedies sought, and the election to commence Arbitration proceedings. All Claims in the Arbitration Notice must be pleaded consistent with the Utah Rules of Civil Procedure.

4.2 Selection and Payment of Arbitrator.

(a) Within ten (10) calendar days after the Service Date, Investor shall select and submit to Company the names of three (3) arbitrators that are designated as “neutrals” or qualified arbitrators by Utah ADR Services (http://www.utahadrservices.com) (such three (3) designated persons hereunder are referred to herein as the “Proposed Arbitrators”). For the avoidance of doubt, each Proposed Arbitrator must be qualified as a “neutral” with Utah ADR Services. Within five (5) calendar days after Investor has submitted to Company the names of the Proposed Arbitrators, Company must select, by written notice to Investor, one (1) of the Proposed Arbitrators to act as the arbitrator for the parties under these Arbitration Provisions. If Company fails to select one of the Proposed Arbitrators in writing within such 5-day period, then Investor may select the arbitrator from the Proposed Arbitrators by providing written notice of such selection to Company.

(b) If Investor fails to submit to Company the Proposed Arbitrators within ten (10) calendar days after the Service Date pursuant to subparagraph (a) above, then Company may at any time prior to Investor so designating the Proposed Arbitrators, identify the names of three (3) arbitrators that are designated as “neutrals” or qualified arbitrators by Utah ADR Service by written notice to Investor. Investor may then, within five (5) calendar days after Company has submitted notice of its Proposed Arbitrators to Investor, select, by written notice to Company, one (1) of the Proposed Arbitrators to act as the arbitrator for the parties under these Arbitration Provisions. If Investor fails to select in writing and within such 5-day period one (1) of the three (3) Proposed Arbitrators selected by Company, then Company may select the arbitrator from its three (3) previously selected Proposed Arbitrators by providing written notice of such selection to Investor.

(c) If a Proposed Arbitrator chosen to serve as arbitrator declines or is otherwise unable to serve as arbitrator, then the party that selected such Proposed Arbitrator may select one (1) of the other three (3) Proposed Arbitrators within three (3) calendar days of the date the chosen Proposed Arbitrator declines or notifies the parties he or she is unable to serve as arbitrator. If all three (3) Proposed Arbitrators decline or are otherwise unable to serve as arbitrator, then the arbitrator selection process shall begin again in accordance with this Paragraph 4.2.

(d) The date that the Proposed Arbitrator selected pursuant to this Paragraph 4.2 agrees in writing (including via email) delivered to both parties to serve as the arbitrator hereunder is referred to herein as the “Arbitration Commencement Date”. If an arbitrator resigns or is unable to act during the Arbitration, a replacement arbitrator shall be chosen in accordance with this Paragraph 4.2 to continue the Arbitration. If Utah ADR Services ceases to exist or to provide a list of neutrals and there is no successor thereto, then the arbitrator shall be selected under the then prevailing rules of the American Arbitration Association.

(e) Subject to Paragraph 4.10 below, the cost of the arbitrator must be paid equally by both parties. Subject to Paragraph 4.10 below, if one party refuses or fails to pay its portion of the arbitrator fee, then the other party can advance such unpaid amount (subject to the accrual of Default Interest thereupon), with such amount being added to or subtracted from, as applicable, the Arbitration Award.

4.3 Applicability of Certain Utah Rules. The parties agree that the Arbitration shall be conducted generally in accordance with the Utah Rules of Civil Procedure and the Utah Rules of Evidence. More specifically, the Utah Rules of Civil Procedure shall apply, without limitation, to the filing of any pleadings, motions or memoranda, the conducting of discovery, and the taking of any depositions. The Utah Rules of Evidence shall apply to any hearings, whether telephonic or in person, held by the arbitrator. Notwithstanding the foregoing, it is the parties’ intent that the incorporation of such rules will in no event supersede these Arbitration Provisions. In the event of any conflict between the Utah Rules of Civil Procedure or the Utah Rules of Evidence and these Arbitration Provisions, these Arbitration Provisions shall control.

4.4 Answer and Default. An answer and any counterclaims to the Arbitration Notice shall be required to be delivered to the party initiating the Arbitration within twenty (20) calendar days after the Arbitration Commencement Date. If an answer is not delivered by the required deadline, the arbitrator must provide written notice to the defaulting party stating that the arbitrator will enter a default award against such party if such party does not file an answer within five (5) calendar days of receipt of such notice. If an answer is not filed within the five (5) day extension period, the arbitrator must render a default award, consistent with the relief requested in the Arbitration Notice, against a party that fails to submit an answer within such time period.

4.5 Related Litigation. The party that delivers the Arbitration Notice to the other party shall have the option to also commence concurrent legal proceedings with any state or federal court sitting in Salt Lake County, Utah (“Litigation Proceedings”), subject to the following: (a) the complaint in the Litigation Proceedings is to be substantially similar to the claims set forth in the Arbitration Notice, provided that an additional cause of action to compel arbitration will also be included therein, (b) so long as the other party files an answer to the complaint in the Litigation Proceedings and an answer to the Arbitration Notice, the Litigation Proceedings will be stayed pending an Arbitration Award (or Appeal Panel Award (defined below), as applicable) hereunder, (c) if the other party fails to file an answer in the Litigation Proceedings or an answer in the Arbitration proceedings, then the party initiating Arbitration shall be entitled to a default judgment consistent with the relief requested, to be entered in the Litigation Proceedings, and (d) any legal or procedural issue arising under the Arbitration Act that requires a decision of a court of competent jurisdiction may be determined in the Litigation Proceedings. Any award of the arbitrator (or of the Appeal Panel (defined below)) may be entered in such Litigation Proceedings pursuant to the Arbitration Act. In the event either party successfully petitions a court to compel arbitration, the losing party in such action shall be required to pay the prevailing party’s reasonable attorneys’ fees and costs incurred in connection with such action.

4.6 Discovery. Pursuant to Section 118(8) of the Arbitration Act, the parties agree that discovery shall be conducted as follows:

(a) Written discovery will only be allowed if the likely benefits of the proposed written discovery outweigh the burden or expense thereof, and the written discovery sought is likely to reveal information that will satisfy a specific element of a claim or defense already pleaded in the Arbitration. The party seeking written discovery shall always have the burden of showing that all of the standards and limitations set forth in these Arbitration Provisions are satisfied. The scope of discovery in the Arbitration proceedings shall also be limited as follows:

(i) To facts directly connected with the transactions contemplated by the Agreement.

(ii) To facts and information that cannot be obtained from another source or in another manner that is more convenient, less burdensome or less expensive than in the manner requested.

(b) No party shall be allowed (i) more than fifteen (15) interrogatories (including discrete subparts), (ii) more than fifteen (15) requests for admission (including discrete subparts), (iii) more than ten (10) document requests (including discrete subparts), or (iv) more than three (3) depositions (excluding expert depositions) for a maximum of seven (7) hours per deposition. The costs associated with depositions will be borne by the party taking the deposition. The party defending the deposition will submit a notice to the party taking the deposition of the estimated attorneys’ fees that such party expects to incur in connection with defending the deposition. If the party defending the deposition fails to submit an estimate of attorneys’ fees within five (5) calendar days of its receipt of a deposition notice, then such party shall be deemed to have waived its right to the estimated attorneys’ fees. The party taking the deposition must pay the party defending the deposition the estimated attorneys’ fees prior to taking the deposition, unless such obligation is deemed to be waived as set forth in the immediately preceding sentence. If the party taking the deposition believes that the estimated attorneys’ fees are unreasonable, such party may submit the issue to the arbitrator for a decision. All depositions will be taken in Utah.

(c) All discovery requests (including document production requests included in deposition notices) must be submitted in writing to the arbitrator and the other party. The party submitting the written discovery requests must include with such discovery requests a detailed explanation of how the proposed discovery requests satisfy the requirements of these Arbitration Provisions and the Utah Rules of Civil Procedure. The receiving party will then be allowed, within five (5) calendar days of receiving the proposed discovery requests, to submit to the arbitrator an estimate of the attorneys’ fees and costs associated with responding to such written discovery requests and a written challenge to each applicable discovery request. After receipt of an estimate of attorneys’ fees and costs and/or challenge(s) to one or more discovery requests, consistent with subparagraph (c) above, the arbitrator will within three (3) calendar days make a finding as to the likely attorneys’ fees and costs associated with responding to the discovery requests and issue an order that (i) requires the requesting party to prepay the attorneys’ fees and costs associated with responding to the discovery requests, and (ii) requires the responding party to respond to the discovery requests as limited by the arbitrator within twenty-five (25) calendar days of the arbitrator’s finding with respect to such discovery requests. If a party entitled to submit an estimate of attorneys’ fees and costs and/or a challenge to discovery requests fails to do so within such 5-day period, the arbitrator will make a finding that (A) there are no attorneys’ fees or costs associated with responding to such discovery requests, and (B) the responding party must respond to such discovery requests (as may be limited by the arbitrator) within twenty-five (25) calendar days of the arbitrator’s finding with respect to such discovery requests. Any party submitting any written discovery requests, including without limitation interrogatories, requests for production subpoenas to a party or a third party, or requests for admissions, must prepay the estimated attorneys’ fees and costs, before the responding party has any obligation to produce or respond to the same, unless such obligation is deemed waived as set forth above.

(d) In order to allow a written discovery request, the arbitrator must find that the discovery request satisfies the standards set forth in these Arbitration Provisions and the Utah Rules of Civil Procedure. The arbitrator must strictly enforce these standards. If a discovery request does not satisfy any of the standards set forth in these Arbitration Provisions or the Utah Rules of Civil Procedure, the arbitrator may modify such discovery request to satisfy the applicable standards, or strike such discovery request in whole or in part.

(e) Each party may submit expert reports (and rebuttals thereto), provided that such reports must be submitted within sixty (60) days of the Arbitration Commencement Date. Each party will be allowed a maximum of two (2) experts. Expert reports must contain the following: (i) a complete statement of all opinions the expert will offer at trial and the basis and reasons for them; (ii) the expert’s name and qualifications, including a list of all the expert’s publications within the preceding ten (10) years, and a list of any other cases in which the expert has testified at trial or in a deposition or prepared a report within the preceding ten (10) years; and (iii) the compensation to be paid for the expert’s report and testimony. The parties are entitled to depose any other party’s expert witness one (1) time for no more than four (4) hours. An expert may not testify in a party’s case-in-chief concerning any matter not fairly disclosed in the expert report.

4.7 Dispositive Motions. Each party shall have the right to submit dispositive motions pursuant Rule 12 or Rule 56 of the Utah Rules of Civil Procedure (a “Dispositive Motion”). The party submitting the Dispositive Motion may, but is not required to, deliver to the arbitrator and to the other party a memorandum in support (the “Memorandum in Support”) of the Dispositive Motion. Within seven (7) calendar days of delivery of the Memorandum in Support, the other party shall deliver to the arbitrator and to the other party a memorandum in opposition to the Memorandum in Support (the “Memorandum in Opposition”). Within seven (7) calendar days of delivery of the Memorandum in Opposition, as applicable, the party that submitted the Memorandum in Support shall deliver to the arbitrator and to the other party a reply memorandum to the Memorandum in Opposition (“Reply Memorandum”). If the applicable party shall fail to deliver the Memorandum in Opposition as required above, or if the other party fails to deliver the Reply Memorandum as required above, then the applicable party shall lose its right to so deliver the same, and the Dispositive Motion shall proceed regardless.

4.8 Confidentiality. All information disclosed by either party (or such party’s agents) during the Arbitration process (including without limitation information disclosed during the discovery process or any Appeal (defined below)) shall be considered confidential in nature. Each party agrees not to disclose any confidential information received from the other party (or its agents) during the Arbitration process (including without limitation during the discovery process or any Appeal) unless (a) prior to or after the time of disclosure such information becomes public knowledge or part of the public domain, not as a result of any inaction or action of the receiving party or its agents, (b) such information is required by a court order, subpoena or similar legal duress to be disclosed if such receiving party has notified the other party thereof in writing and given it a reasonable opportunity to obtain a protective order from a court of competent jurisdiction prior to disclosure, or (c) such information is disclosed to the receiving party’s agents, representatives and legal counsel on a need to know basis who each agree in writing not to disclose such information to any third party. Pursuant to Section 118(5) of the Arbitration Act, the arbitrator is hereby authorized and directed to issue a protective order to prevent the disclosure of privileged information and confidential information upon the written request of either party.

4.9 Authorization; Timing; Scheduling Order. Subject to all other sections of these Arbitration Provisions, the parties hereby authorize and direct the arbitrator to take such actions and make such rulings as may be necessary to carry out the parties’ intent for the Arbitration proceedings to be efficient and expeditious. Pursuant to Section 120 of the Arbitration Act, the parties hereby agree that an Arbitration Award must be made within one hundred twenty (120) calendar days after the Arbitration Commencement Date. The arbitrator is hereby authorized and directed to hold a scheduling conference within ten (10) calendar days after the Arbitration Commencement Date in order to establish a scheduling order with various binding deadlines for discovery, expert testimony, and the submission of documents by the parties to enable the arbitrator to render a decision prior to the end of such 120-day period.

4.10 Relief. The arbitrator shall have the right to award or include in the Arbitration Award (or in a preliminary ruling) any relief which the arbitrator deems proper under the circumstances, including, without limitation, specific performance and injunctive relief, provided that the arbitrator may not award exemplary or punitive damages.

4.11 Fees and Costs. As part of the Arbitration Award, the arbitrator is hereby directed to require the losing party (the party being awarded the least amount of money by the arbitrator, which, for the avoidance of doubt, shall be determined without regard to any statutory fines, penalties, fees, or other charges awarded to any party) to (a) pay the full amount of any unpaid costs and fees of the Arbitration, and (b) reimburse the prevailing party for all reasonable attorneys’ fees, arbitrator costs and fees, deposition costs, other discovery costs, and other expenses, costs or fees paid or otherwise incurred by the prevailing party in connection with the Arbitration.

4.12 Motion to Vacate. Following the entry of the Arbitration Award, if either party desires to file a Motion to Vacate the Arbitration Award with a court in Salt Lake County, Utah, it must do so within the earlier of: (a) thirty (30) days of entry of the Arbitration; and (b) in response to the prevailing party’s Motion to Confirm the Arbitration Award.

5. Arbitration Appeal.

5.1 Initiation of Appeal. Following the entry of the Arbitration Award, either party (the “Appellant”) shall have a period of thirty (30) calendar days in which to notify the other party (the “Appellee”), in writing, that the Appellant elects to appeal (the “Appeal”) the Arbitration Award (such notice, an “Appeal Notice”) to a panel of arbitrators as provided in Paragraph 5.2 below. The date the Appellant delivers an Appeal Notice to the Appellee is referred to herein as the “Appeal Date”. The Appeal Notice must be delivered to the Appellee in accordance with the provisions of Paragraph 4.1 above with respect to delivery of an Arbitration Notice. In addition, together with delivery of the Appeal Notice to the Appellee, the Appellant must also pay for (and provide proof of such payment to the Appellee together with delivery of the Appeal Notice) a bond in the amount of 110% of the sum the Appellant owes to the Appellee as a result of the Arbitration Award the Appellant is appealing. In the event an Appellant delivers an Appeal Notice to the Appellee (together with proof of payment of the applicable bond) in compliance with the provisions of this Paragraph 5.1, the Appeal will occur as a matter of right and, except as specifically set forth herein, will not be further conditioned. In the event a party does not deliver an Appeal Notice (along with proof of payment of the applicable bond) to the other party within the deadline prescribed in this Paragraph 5.1, such party shall lose its right to appeal the Arbitration Award. The Arbitration Award will be considered final until the Appeal Notice has been properly delivered and the applicable appeal bond has been posted (along with proof of payment of the applicable bond). The parties acknowledge and agree that any Appeal shall be deemed part of the parties’ agreement to arbitrate for purposes of these Arbitration Provisions and the Arbitration Act.

5.2 Selection and Payment of Appeal Panel. In the event an Appellant delivers an Appeal Notice to the Appellee (together with proof of payment of the applicable bond) in compliance with the provisions of Paragraph 5.1 above, the Appeal will be heard by a three (3) person arbitration panel (the “Appeal Panel”).

(a) Within ten (10) calendar days after the Appeal Date, the Appellee shall select and submit to the Appellant the names of five (5) arbitrators that are designated as “neutrals” or qualified arbitrators by Utah ADR Services (http://www.utahadrservices.com) (such five (5) designated persons hereunder are referred to herein as the “Proposed Appeal Arbitrators”). For the avoidance of doubt, each Proposed Appeal Arbitrator must be qualified as a “neutral” with Utah ADR Services, and shall not be the arbitrator who rendered the Arbitration Award being appealed (the “Original Arbitrator”). Within five (5) calendar days after the Appellee has submitted to the Appellant the names of the Proposed Appeal Arbitrators, the Appellant must select, by written notice to the Appellee, three (3) of the Proposed Appeal Arbitrators to act as the members of the Appeal Panel. If the Appellant fails to select three (3) of the Proposed Appeal Arbitrators in writing within such 5-day period, then the Appellee may select such three (3) arbitrators from the Proposed Appeal Arbitrators by providing written notice of such selection to the Appellant.

(b) If the Appellee fails to submit to the Appellant the names of the Proposed Appeal Arbitrators within ten (10) calendar days after the Appeal Date pursuant to subparagraph (a) above, then the Appellant may at any time prior to the Appellee so designating the Proposed Appeal Arbitrators, identify the names of five (5) arbitrators that are designated as “neutrals” or qualified arbitrators by Utah ADR Service (none of whom may be the Original Arbitrator) by written notice to the Appellee. The Appellee may then, within five (5) calendar days after the Appellant has submitted notice of its selected arbitrators to the Appellee, select, by written notice to the Appellant, three (3) of such selected arbitrators to serve on the Appeal Panel. If the Appellee fails to select in writing within such 5-day period three (3) of the arbitrators selected by the Appellant to serve as the members of the Appeal Panel, then the Appellant may select the three (3) members of the Appeal Panel from the Appellant’s list of five (5) arbitrators by providing written notice of such selection to the Appellee.

(c) If a selected Proposed Appeal Arbitrator declines or is otherwise unable to serve, then the party that selected such Proposed Appeal Arbitrator may select one (1) of the other five (5) designated Proposed Appeal Arbitrators within three (3) calendar days of the date a chosen Proposed Appeal Arbitrator declines or notifies the parties he or she is unable to serve as an arbitrator. If at least three (3) of the five (5) designated Proposed Appeal Arbitrators decline or are otherwise unable to serve, then the Proposed Appeal Arbitrator selection process shall begin again in accordance with this Paragraph 5.2; provided, however, that any Proposed Appeal Arbitrators who have already agreed to serve shall remain on the Appeal Panel.

(d) The date that all three (3) Proposed Appeal Arbitrators selected pursuant to this Paragraph 5.2 agree in writing (including via email) delivered to both the Appellant and the Appellee to serve as members of the Appeal Panel hereunder is referred to herein as the “Appeal Commencement Date”. No later than five (5) calendar days after the Appeal Commencement Date, the Appellee shall designate in writing (including via email) to the Appellant and the Appeal Panel the name of one (1) of the three (3) members of the Appeal Panel to serve as the lead arbitrator in the Appeal proceedings. Each member of the Appeal Panel shall be deemed an arbitrator for purposes of these Arbitration Provisions and the Arbitration Act, provided that, in conducting the Appeal, the Appeal Panel may only act or make determinations upon the approval or vote of no less than the majority vote of its members, as announced or communicated by the lead arbitrator on the Appeal Panel. If an arbitrator on the Appeal Panel ceases or is unable to act during the Appeal proceedings, a replacement arbitrator shall be chosen in accordance with Paragraph 5.2 above to continue the Appeal as a member of the Appeal Panel. If Utah ADR Services ceases to exist or to provide a list of neutrals, then the arbitrators for the Appeal Panel shall be selected under the then prevailing rules of the American Arbitration Association.

(e) Subject to Paragraph 5.7 below, the cost of the Appeal Panel must be paid entirely by the Appellant.

5.3 Appeal Procedure. The Appeal will be deemed an appeal of the entire Arbitration Award. In conducting the Appeal, the Appeal Panel shall conduct a de novo review of all Claims described or otherwise set forth in the Arbitration Notice. Subject to the foregoing and all other provisions of this Paragraph 5, the Appeal Panel shall conduct the Appeal in a manner the Appeal Panel considers appropriate for a fair and expeditious disposition of the Appeal, may hold one or more hearings and permit oral argument, and may review all previous evidence and discovery, together with all briefs, pleadings and other documents filed with the Original Arbitrator (as well as any documents filed with the Appeal Panel pursuant to Paragraph 5.4(a) below). Notwithstanding the foregoing, in connection with the Appeal, the Appeal Panel shall not permit the parties to conduct any additional discovery or raise any new Claims to be arbitrated, shall not permit new witnesses or affidavits, and shall not base any of its findings or determinations on the Original Arbitrator’s findings or the Arbitration Award.

5.4 Timing.

(a) Within seven (7) calendar days of the Appeal Commencement Date, the Appellant (i) shall deliver or cause to be delivered to the Appeal Panel copies of the Appeal Notice, all discovery conducted in connection with the Arbitration, and all briefs, pleadings and other documents filed with the Original Arbitrator (which material Appellee shall have the right to review and supplement if necessary), and (ii) may, but is not required to, deliver to the Appeal Panel and to the Appellee a Memorandum in Support of the Appellant’s arguments concerning or position with respect to all Claims, counterclaims, issues, or accountings presented or pleaded in the Arbitration. Within seven (7) calendar days of the Appellant’s delivery of the Memorandum in Support, as applicable, the Appellee shall deliver to the Appeal Panel and to the Appellant a Memorandum in Opposition to the Memorandum in Support. Within seven (7) calendar days of the Appellee’s delivery of the Memorandum in Opposition, as applicable, the Appellant shall deliver to the Appeal Panel and to the Appellee a Reply Memorandum to the Memorandum in Opposition. If the Appellant shall fail to substantially comply with the requirements of clause (i) of this subparagraph (a), the Appellant shall lose its right to appeal the Arbitration Award, and the Arbitration Award shall be final. If the Appellee shall fail to deliver the Memorandum in Opposition as required above, or if the Appellant shall fail to deliver the Reply Memorandum as required above, then the Appellee or the Appellant, as the case may be, shall lose its right to so deliver the same, and the Appeal shall proceed regardless.

(b)  Subject to subparagraph (a) above, the parties hereby agree that the Appeal must be heard by the Appeal Panel within thirty (30) calendar days of the Appeal Commencement Date, and that the Appeal Panel must render its decision within thirty (30) calendar days after the Appeal is heard (and in no event later than sixty (60) calendar days after the Appeal Commencement Date).

5.5 Appeal Panel Award. The Appeal Panel shall issue its decision (the “Appeal Panel Award”) through the lead arbitrator on the Appeal Panel. Notwithstanding any other provision contained herein, the Appeal Panel Award shall (a) supersede in its entirety and make of no further force or effect the Arbitration Award (provided that any protective orders issued by the Original Arbitrator shall remain in full force and effect), (b) be final and binding upon the parties, with no further rights of appeal, (c) be the sole and exclusive remedy between the parties regarding any Claims, counterclaims, issues, or accountings presented or pleaded in the Arbitration, and (d) be promptly payable in United States dollars free of any tax, deduction or offset (with respect to monetary awards). Any costs or fees, including without limitation reasonable attorneys’ fees, incurred in connection with or incident to enforcing the Appeal Panel Award shall, to the maximum extent permitted by law, be charged against the party resisting such enforcement. The Appeal Panel Award shall include Default Interest (with respect to monetary awards) at the rate specified in the Pre-Paid Purchase for Default Interest both before and after the Arbitration Award. Judgment upon the Appeal Panel Award will be entered and enforced by a state or federal court sitting in Salt Lake County, Utah.

5.6 Relief. The Appeal Panel shall have the right to award or include in the Appeal Panel Award any relief which the Appeal Panel deems proper under the circumstances, including, without limitation, specific performance and injunctive relief, provided that the Appeal Panel may not award exemplary or punitive damages.

5.7 Fees and Costs. As part of the Appeal Panel Award, the Appeal Panel is hereby directed to require the losing party (the party being awarded the least amount of money by the arbitrator, which, for the avoidance of doubt, shall be determined without regard to any statutory fines, penalties, fees, or other charges awarded to any party) to (a) pay the full amount of any unpaid costs and fees of the Arbitration and the Appeal Panel, and (b) reimburse the prevailing party (the party being awarded the most amount of money by the Appeal Panel, which, for the avoidance of doubt, shall be determined without regard to any statutory fines, penalties, fees, or other charges awarded to any part) the reasonable attorneys’ fees, arbitrator and Appeal Panel costs and fees, deposition costs, other discovery costs, and other expenses, costs or fees paid or otherwise incurred by the prevailing party in connection with the Arbitration (including without limitation in connection with the Appeal).

6.  Miscellaneous.

6.1 Severability. If any part of these Arbitration Provisions is found to violate or be illegal under applicable law, then such provision shall be modified to the minimum extent necessary to make such provision enforceable under applicable law, and the remainder of the Arbitration Provisions shall remain unaffected and in full force and effect.

6.2 Governing Law. These Arbitration Provisions shall be governed by the laws of the State of Utah without regard to the conflict of laws principles therein.

6.3 Interpretation. The headings of these Arbitration Provisions are for convenience of reference only and shall not form part of, or affect the interpretation of, these Arbitration Provisions.

6.4 Waiver. No waiver of any provision of these Arbitration Provisions shall be effective unless it is in the form of a writing signed by the party granting the waiver.

6.5 Time is of the Essence. Time is expressly made of the essence with respect to each and every provision of these Arbitration Provisions.

[Remainder of page intentionally left blank]